Exhibit 99.01

Kellogg Company News

For release:	April 30, 2007
Analyst /Media
Contact:	Simon D. Burton, CFA (269) 961-6636
Kellogg Posts Strong Start To The Year; Raises Guidance
     BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today reported stronger than expected first quarter sales, operating profit, and earnings growth. These results were driven by innovation and effective brand building and were achieved despite cost headwinds and investment in future growth.
     Reported net earnings for the quarter were $321 million, a 17% increase from last year’s $274 million. Earnings were $0.80 per diluted share, an 18% increase from last year’s $0.68 per share. This year’s results built on 11% growth in the comparable period of last year. First quarter earnings per share included a discrete tax benefit of approximately $40 million. As was previously disclosed, this was anticipated in the Company’s full-year earnings forecast.
     “Last year’s momentum continued in the first quarter of 2007,” said David Mackay, Kellogg’s chief executive officer. “Importantly, we posted these positive results while following our business model and making considerable investment in our brands, and in future growth.”
     Reported net sales in the quarter increased by 9% to $3.0 billion. Internal net sales growth, which excludes the effect of foreign-currency translation, was 7% and built on growth of 7% in the first quarter of last year.
     Kellogg North America posted reported net sales growth of 7%; internal net sales growth was also 7%, driven by growth in each of the businesses. Retail Cereal posted internal sales growth of 4%, driven by brand building, recent innovation, and last year’s pricing action. The Retail Snacks business posted double-digit internal sales growth of 11% as a result of growth in cookies, crackers, fruit snacks, and wholesome snacks. In combination, the North America Frozen and Specialty Channels businesses posted internal net sales growth of 5 percent. Both the Food-Away-From-Home and frozen food businesses posted growth in the quarter.
- more -

     Kellogg International reported first quarter net sales growth of 12%, or 5% excluding the favorable effect of currency translation; this built on 5% internal growth in the first quarter of 2006. Latin America posted internal sales growth of 8%, building on double-digit growth in the first quarter of last year. Once again, both the cereal and snacks businesses contributed to these results. Internal net sales in the European region increased by 6%, driven by mid single-digit growth in the cereal business and excellent, double-digit growth in the snacks business. The Asia Pacific region posted an internal net sales decline of 2 percent.
     Reported operating profit was $499 million in the first quarter, an increase of 6% from the first quarter of last year. Internal operating profit growth, which excludes the impact of foreign exchange, was 3% in the first quarter and built on 6% growth in the first quarter of last year. The Company achieved these results despite a significant increase in cost inflation and a double-digit increase in its advertising investment which supported both new and existing brands. The Company continues to expect that up-front costs related to cost-reduction initiatives for the full year will equate to approximately $0.14 of earnings per share, an amount similar to last year’s total. Up-front costs in the first quarter totaled approximately $0.01 of earnings per share.
     Cash flow, defined as cash from operating activities less capital expenditures, was $289 million in the first quarter, greater than the amount generated in the first quarter of 2006. The Company remained focused on working capital in the first quarter. Good performance in accounts payable and inventory management contributed to the improvement in cash flow.
Kellogg Expresses Increased Confidence and Again Raises Guidance for the Full Year
     Kellogg now expects full-year earnings to be in a range of $2.70-2.74 per share. This results from the Company’s first quarter performance and its increased confidence regarding performance for the remainder of the year. The Company continues to expect that full-year cash flow will be in a range between $950 million and $1.025 billion. The Company also expects that internal sales and operating profit will increase at a mid single-digit rate for the full year.
- more -

     Mr. Mackay concluded, “Our first quarter results were positive and they have increased our already high levels of confidence. We continue to expect that we will post another strong year and our current momentum provides us with the opportunity to invest even more in future growth. Our 26,000 employees around the world remain committed to our operating principles, our business model, and our strategy, as they proved in the first quarter.”
About Kellogg Company
     With 2006 sales of nearly $11 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Nutri-Grain, Rice Krispies, Murray, Morningstar Farms, Austin, Famous Amos, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance, earnings, costs, brand building, and cost-saving initiatives. Actual performance may differ materially from these statements due to factors related to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or
- more -

other losses from terrorist acts or political unrest; and other factors. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.
- more -

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended
	March 31,	April 1,
(Results are unaudited)	2007	2006

Net sales	$2,963	$2,727

Cost of goods sold	1,699	1,530
Selling, general, and administrative expense	765	724

Operating profit	499	473

Interest expense	78	75
Other income (expense), net	2	5

Earnings before income taxes	423	403
Income taxes	102	129

Net earnings	$321	$274

Net earnings per share:
Basic	$.81	$.69
Diluted	$.80	$.68

Dividends per share	$.2910	$.2775

Average shares outstanding:
Basic	398	399

Diluted	401	402

Actual shares outstanding at period end	397	393

- more -

Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

	Quarter ended
	March 31,	April 1,
(Results are unaudited)	2007	2006

Net sales
North America	$2,002	$1,865
Europe	574	490
Latin America	229	215
Asia Pacific (a)	158	157

Consolidated	$2,963	$2,727

Operating profit
North America	$361	$352
Europe	108	84
Latin America	47	55
Asia Pacific (a)	27	25
Corporate	(44)	(43)

Consolidated	$499	$473

(a)	Includes Australia, Asia and South Africa.
- more -

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
	March 31,	April 1,
(unaudited)	2007	2006

Operating activities
Net earnings	$321	$274
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	87	81
Deferred income taxes	(33)	(9)
Other (a)	28	47
Postretirement benefit plan contributions	(30)	(25)
Changes in operating assets and liabilities	(18)	(204)

Net cash provided by operating activities	355	164

Investing activities
Additions to properties	(66)	(63)

Net cash used in investing activities	(66)	(63)

Financing activities
Net issuances of notes payable	418	587
Reductions of long-term debt	(728)	—
Issuances of common stock	62	38
Common stock repurchases	(114)	(580)
Cash dividends	(116)	(109)
Other	4	2

Net cash used in financing activities	(474)	(62)

Effect of exchange rate changes on cash	10	3

Increase (decrease) in cash and cash equivalents	(175)	42
Cash and cash equivalents at beginning of period	411	219

Cash and cash equivalents at end of period	$236	$261

Supplemental Financial Data:
Cash Flow (operating cash flow less property additions) (b)	$289	$101

(a)	Consists principally of non-cash expense accruals for employee compensation and benefit obligations.

(b)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.
- more -

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

(millions, except per share data)	March 31,	December 30,
	2007	2006
	(unaudited)	*

Current assets
Cash and cash equivalents	$236	$411
Accounts receivable, net	1,147	945
Inventories:
Raw materials and supplies	206	201
Finished goods and materials in process	573	623
Deferred income taxes	114	116
Other prepaid assets	121	131

Total current assets	2,397	2,427

Property, net of accumulated depreciation of $4,186 and $4,102	2,799	2,816
Goodwill	3,448	3,448
Other intangibles, net of accumulated amortization of $49 and $49	1,420	1,420
Pension	376	353
Other assets	245	250

Total assets	$10,685	$10,714

Current liabilities
Current maturities of long-term debt	$2	$723
Notes payable	1,688	1,268
Accounts payable	942	910
Accrued advertising and promotion	397	338
Accrued income taxes	153	152
Accrued salaries and wages	181	311
Other current liabilities	353	318

Total current liabilities	3,716	4,020

Long-term debt	3,052	3,053
Deferred income taxes	599	619
Other liabilities	1,043	953

Shareholders’ equity
Common stock, $.25 par value	105	105
Capital in excess of par value	312	292
Retained earnings	3,831	3,630
Treasury stock, at cost	(949)	(912)
Accumulated other comprehensive income (loss)	(1,024)	(1,046)

Total shareholders’ equity	2,275	2,069

Total liabilities and shareholders’ equity	$10,685	$10,714

*	Condensed from audited financial statements.

###